[LOGO]




                        BROWNING-FERRIS INDUSTRIES, INC.




_________________________________________________________________________



                          Notice of 1995 Annual Meeting

                                       and

                                 Proxy Statement

___________________________________________________________________________






                                    Important

             Please sign and date your proxy and promptly return it
                            in the enclosed envelope.




                                     [Logo]


                        Browning-Ferris Industries, Inc.

                                  P.O. Box 3151
                              Houston, Texas 77253




                                January 23, 1995


TO OUR STOCKHOLDERS:

You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Browning-Ferris Industries, Inc. on March 1, 1995, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas.

Whether or not you plan to be present, please sign and return your proxy as soon as possible, so that your vote will be recorded; a self-addressed envelope is provided.



                          William D. Ruckelshaus

                   Chairman and Chief Executive Officer

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock:

Notice is given hereby that the Annual Meeting of Stockholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), will be held on March 1, 1995, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas for the following purposes:

(1)  To elect five directors of the Company, each for a three-year term;

(2) To consider and vote upon a proposal to approve the selection of Arthur Andersen LLP as auditors for the Company's 1995 fiscal year; and

(3) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors has determined that only those persons who were holders of record of Common Stock of the Company at the close of business on January 6, 1995, the record date, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                    By Order of the Board of Directors,


                              Gerald K. Burger
                       Vice President and Secretary

Houston, Texas
January 23, 1995


Please date, sign and return the enclosed Proxy in the accompanying envelope at your earliest convenience.



                                  PROXY STATEMENT
                          ANNUAL MEETING OF STOCKHOLDERS
                                   MARCH 1, 1995

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company" or "BFI"), in connection with a solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, March 1, 1995, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas and at any adjournment thereof (the "Meeting"). This Proxy Statement and the accompanying form of proxy are being first sent or given to stockholders on or about January 23, 1995. The Company's principal executive offices are located at 757 N. Eldridge, Houston, Texas 77079.

All shares represented by a properly executed proxy in the accompanying form received in time for the Meeting, and not revoked, will be voted. Unless the stockholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders:

    FOR the election as directors of the Company of those five nominees for director for three-year terms, as listed under the caption "Election of Directors" herein; and

    FOR the approval of the selection by the Board of Directors of Arthur Andersen LLP as auditors for the Company's 1995 fiscal year.

The persons named as proxies on the accompanying form of proxy, William D. Ruckelshaus, Chairman and Chief Executive Officer of the Company, and Gerald K. Burger, Vice President and Secretary of the Company, were selected by the Nominating Committee of the Board of Directors of the Company.

The accompanying form of proxy is for use at the Meeting if a stockholder is unable to attend or does not desire to vote in person. A stockholder who executes a proxy may revoke it at any time before the proxy is exercised by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Meeting.

Record Date and Voting at the Meeting

The holders of record on January 6, 1995, the record date, of Common Stock, $.16-2/3 par value (the "Common Stock"), of the Company will be entitled to one vote per share on each matter submitted for stockholder approval. At the close of business on the record date, there were outstanding 197,215,975 shares of Common Stock. No other voting securities of the Company were outstanding at the close of business on the record date. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting is required for (a) the election of directors, (b) approval of the appointment of independent auditors and (c) approval of such other matters as may properly come before the Meeting or any adjournment thereof.

A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Under Delaware law, abstentions from the proposal to approve the appointment of auditors have the same legal effect as a vote against the proposal. Broker non-votes on the proposals to elect directors or approve the appointment of auditors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, are not counted for purposes of determining whether a majority has been achieved.

Annual Report

The Company's Annual Report to Shareholders for the fiscal year ended September 30, 1994 has been or is being furnished to all stockholders entitled to vote at the Meeting. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material.

Security Ownership of Management

The following table sets forth, as of January 13, 1995, the amount of the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table, and all directors, nominees for director and executive officers as a group:

                     Shares Beneficially Owned
                     -------------------------

                              Options
              Sole Voting   Exercisable      Other
             and Investment   Within 60     Beneficial     Percent
  Name         Power (1)        Days        Ownership      of Class
- --------------------------------------------------------------------
William D.
Ruckelshaus     42,035        1,088,413         1,535 (2)      *

Bruce E.
Ranck           93,360          418,150         4,018 (2)      *

Norman A.
Myers          308,764          245,200         3,914 (2)      *

Louis A.
Waters          33,691          151,100         3,657 (2)      *

Jeffrey E.
Curtiss         16,205           53,750           390 (2)      *

William T.
Butler           2,849           30,625             0          *

C. Jackson
Grayson, Jr.    60,549              625             0          *

Gerald
Grinstein          353           30,625         1,000 (3)      *

Ulrich
Otto(4)              0           12,500     4,815,075 (5)     2.4%

Harry J.
Phillips, Sr.  382,820(6)       351,800         5,414 (2)      *

Joseph L.
Roberts, Jr.       349           30,625             0          *

Marc J.
Shapiro          2,349            1,250             0          *

Robert M.
Teeter           2,349           30,625             0          *

Marina v.N.
Whitman          1,349           15,625             0          *

Peter S.
Willmott         6,349           30,625             0          *

All Executive
Officers,
Nominees for
Director and
Directors as
a Group
(19 persons)   967,361        2,747,078     4,842,992        4.2%

- ----------------------------
*  Less than one percent.

(1)  Includes restricted shares of the Company's Common Stock.
     The holder has sole voting power and no investment power until such restricted shares vest. After vesting, the holder has sole investment and voting powers.

(2) Represents shares allocated to the employee through his participation in the Company's Employee Stock Ownership and Savings Plan, according to the latest statement for said plan. Such shares held in the Employee Stock Ownership and Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his account in such plan, except for shares acquired with Company matching contributions. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant.

(3)  Shares held jointly with spouse.

(4) Mr. Otto has shared voting power and shared investment power with respect to 50% of the outstanding share capital of Otto Entsorgungsdienstleistung GmbH, which is owned 50% by the Company and 50% by Otto Holding International B.V. ("OHI"). Mr. Otto is President of OHI and Mr. Otto and members of his family own indirectly 100% of OHI.

(5)  Shares held by OHI.

(6) Includes 380,000 shares held by a limited partnership of which Mr. Phillips is sole general partner.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock:


  Name of                Shares
Beneficial            Beneficially               Percent of
  Owner                  Owned                      Class
- ----------------------------------------------------------------------

INVESCO                12,633,781(2)                6.4%
Capital
Management,
Inc. (1)

(1) The information is based on the Form 13F dated September 30, 1994, filed with the Securities and Exchange Commission by INVESCO Capital Management, Inc. ("INVESCO"). INVESCO's address is 1315 Peachtree Street, N.E., Atlanta, Georgia 30309.

(2) Represents sole or shared investment discretion over shares held by INVESCO, a holding company for investment advisory subsidiaries. These affiliated investment advisory subsidiaries reported a combined sole and shared voting power of 7,120,206 shares, representing a 3.6% voting authority of the outstanding shares of BFI Common Stock.


                     ELECTION OF DIRECTORS

Nominees

Five directors are to be elected at the Meeting. In accordance with the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each of which serves for a three-year term. William T. Butler, C. Jackson Grayson, Jr., Ulrich Otto, Joseph L. Roberts, Jr. and Marina v.N. Whitman are being nominated to serve until the Company's 1998 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each of the nominees for director currently serves as a director of the Company.

Unless otherwise instructed, the persons named as proxies in the enclosed form of proxy will vote in favor of the five nominees named in the proxy. Although the Board of Directors does not contemplate that any of the nominees will become unable to serve, if such a situation should occur before the Meeting, it is expected either (a) that the persons named in the proxy will vote for another nominee designated by the Board of Directors, or (b) that the authorized number of directors will be reduced accordingly.

The following table contains certain information as of January 13, 1995, with respect to the nominees and the directors who are currently serving terms expiring in 1996 or 1997:


                Positions and      Served As               Expiration
                Offices With       a Director              Of Present
Name             the Company         Since         Age        Term
- --------------------------------------------------------------------------

William D.      Chairman, Chief      1987           62        1996
Ruckelshaus     Executive Officer
                and Director(1)

Bruce E.        President, Chief     1990           46        1996
Ranck           Operating Officer
                and Director(1)

Norman A.       Vice Chairman,       1978           59        1996
Myers           Chief Marketing
                Officer and
                Director(1)

Louis A.        Chairman and          1969          56        1997
Waters          President
                of BFI
                International,
                Inc. and
                Director(1)(2)

*William T.     Director(2)(4)         1990         62        1995
Butler

*C. Jackson     Director(3)(5)         1979         71        1995
Grayson, Jr.

Gerald          Director(4)(6)         1990         62        1996
Grinstein

*Ulrich Otto    Director                1994        45        1995

Harry J.        Director(1)(2)          1970        64        1997
Phillips, Sr.

*Joseph L.      Director (3)            1991        59        1995
Roberts, Jr.

Marc J.         Director (2)            1994        47        1997
Shapiro

Robert M.       Director(3)(6)          1989        55        1997
Teeter

*Marina v.N.    Director(4)(5)          1992        59        1995
Whitman

Peter S.        Director(5)(6)          1991        57        1997
Willmott

__________________

(1)  Member of the Executive Committee
(2)  Member of the Finance Committee
(3)  Member of the Pension Benefit Committee
(4)  Member of the Compensation Committee
(5)  Member of the Audit Committee
(6)  Member of the Nominating Committee

*Indicates nominees for director for a three-year term expiring in 1998 and until their respective successors have been duly elected and qualified.


Background of Nominees for Director and Other Directors

Mr. Ruckelshaus was elected a director in June 1987 and Chairman of the Board and Chief Executive Officer in September 1988. Mr. Ruckelshaus also serves as a director of Cummins Engine Company, Monsanto Company, Nordstrom, Inc. and Weyerhaeuser Company and as an advisory director of Texas Commerce Bank National Association. He also serves as a director or trustee of several educational and charitable organizations.

Mr. Ranck became President and Chief Operating Officer in November 1991, having served as Executive Vice President (Solid Waste Operations - North America) of the Company since October 1989 and as a director since March 1990. Prior to that time, he served as a Regional Vice President in one of the Company's regions. He also serves as a director of Furon Co. and Junior Achievement of Southeast Texas, Inc.

Mr. Myers was elected a Vice President of the Company in December 1970, became an Executive Vice President in July 1976, a director in February 1978, Chief Marketing Officer in March 1981 and Vice Chairman of the Board in December 1982. Mr. Myers is a director of My Friends, a foundation for children in crisis.

Mr. Waters served as Chairman of the Board from August 1969 to September 1980 and served as Chairman of the Executive Committee from September 1980 until September 1988. He has served as Chairman of the Finance Committee since September 1988, as Chairman of BFI International, Inc. since May 1991, and as President of BFI International, Inc. since March 1993. Mr. Waters serves as a director or trustee of several business, educational and charitable organizations.

Dr. Butler serves as President and Chief Executive Officer of Baylor College of Medicine in Houston, Texas, a position he has held since 1979. He is a director of C.R. Bard, Inc., First City Bancorporation of Texas and Lyondell Petrochemical Company. Dr. Butler is the Past Chairman of the Association of American Medical Colleges and serves as a director, officer and/or member of several professional and civic organizations.

Dr. Grayson is the founder and Chairman of the Board of American Productivity and Quality Center, a privately funded educational and research center located in Houston, Texas, a position he has held with the Center since its formation in 1975. He also serves as a director of Harris Corporation, Infomart and First City Bancorporation of Texas.

Mr. Grinstein has served as Chairman and Chief Executive Officer and a director of Burlington Northern Inc. and Burlington Northern Railroad Company since 1989. He also served as the President of these companies from 1989 until 1991. Mr. Grinstein also serves as a director of Delta Air Lines, Inc., Seafirst Corporation and Sundstrand Corporation. Mr. Grinstein serves as a director or trustee of several business, educational and charitable organizations.

Mr. Otto is Managing Director of Otto Entsorgungsdienstleistungen GmbH, a German waste company which is fifty percent owned by the Company and fifty percent owned by Otto Holding International B.V., which Mr. Otto serves as President. Mr. Otto is Chairman of Gebr. Otto KG, a diversified provider of environmental services and products to the waste industry and a manufacturer of plastic waste containers and material handling products.

Mr. Phillips served as Chairman of the Board from September 1980 until September 1988 when he was elected Chairman of the Executive Committee. Mr. Phillips is a director of National Commerce Bancorporation, Memphis, Tennessee and a director or trustee of several other business and charitable organizations.

Dr. Roberts is Senior Pastor of the Ebenezer Baptist Church in Atlanta, Georgia. He also serves as a member of the Board of Southerners for Economic Justice and other civic organizations.

Mr. Shapiro is Chairman, President and Chief Executive Officer of Texas Commerce Bank National Association. He also serves as an Executive Officer of Chemical Banking Corporation. He also serves as a trustee of Weingarten Realty Investors, as a director of Santa Fe Energy Resources, and as a director or trustee of several business, educational and charitable organizations.

Mr. Teeter has served as President of Coldwater Corporation, a strategic planning and public affairs consulting firm since 1988. He is also a director of United Parcel Service, Detroit and Canada Tunnel Corporation and Durakon Industries, Inc., and a director or trustee of several business, educational and charitable organizations.

Dr. Whitman has served as Professor of Business Administration and Public Policy at the University of Michigan since 1992. Previously, she spent thirteen years at General Motors Corporation, six years as Vice President and Chief Economist and seven years as Vice President and Group Executive, Public Affairs Staffs. She currently serves as a director of Procter & Gamble Company, Chemical Banking Corporation, Alcoa Corporation and UNOCAL Corporation, and is a member, director or trustee of several educational and professional organizations.

Mr. Willmott has served as Chairman and Chief Executive Officer of Willmott Services, Inc., Chicago, Illinois since 1989. He serves as Chairman of MacFrugal's Bargains and Close-Outs, Inc. and is a director of Federal Express Corporation, International Multifoods Corporation, Maytag Corporation, Morgan Keegan & Co. and Zenith Electronics Corporation, as well as being a director of various nonpublic corporations and educational or charitable organizations.

The members of the Company's Executive, Audit, Compensation, Finance, Nominating and Pension Benefit Committees are reflected in the preceding table. The Executive Committee may exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as delegated by the By-laws of the Company or the Board of Directors to another standing or special committee, or as reserved by the Board of Directors, but the Executive Committee does not have the power to elect or remove officers, approve a merger of the Company, recommend a sale of substantially all the Company's assets, recommend a dissolution of the Company, amend the Company's By-laws or Restated Certificate of Incorporation, declare dividends on the Company's outstanding securities, or, except as expressly authorized by the Board, issue any of the Company's Common Stock or Preferred Stock.

The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits; reviews reports from the independent accountants; and meets with the independent accountants and with the Company's internal auditors and financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies.

The Compensation Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers; loans to or guarantees of obligations of such persons and some employee loans; and the administration of the stock incentive plans of the Company.

The Finance Committee oversees the long-term financial planning, capital requirements and other financial needs of the Company; explores sources and alternatives for meeting such requirements and needs; makes recommendations to the Board of Directors or the Executive Committee regarding authorizing the borrowing of funds or the issuance of debt or equity securities; and oversees and reviews the finances of the Company as necessary or advisable to supplement those activities of the Executive Committee and the Audit Committee.

The Nominating Committee is empowered to recommend to the whole Board of Directors nominees for election as directors and persons to fill director vacancies and newly created directorships; recruit potential director candidates; recommend changes to the whole Board of Directors concerning the responsibilities and composition of the Board of Directors and its committees; select the membership of the proxy committee charged with voting solicited proxies at stockholder meetings; and review proxy comments received from stockholders relating to the Board of Directors.
In addition, the Nominating Committee will review stockholders' suggestions of nominees for director that are submitted in writing to the Nominating Committee, at the address of the Company's principal executive offices, not less than 90 days in advance of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.

The Pension Benefit Committee oversees the administration and results of operation of the pension plans maintained by the Company and its subsidiaries, including the Company's Employee Stock Ownership and Savings Plan; confers with and receives reports from the actuary and investment managers of the Company's Retirement Plan; provides oversight of the pension plans maintained by the Company's subsidiaries; and reviews and makes recommendations to the Company concerning all material proposed changes to any of such pension plans.

During the last fiscal year, the Executive Committee held eight meetings and took numerous actions by unanimous written consent in lieu of meetings; the Audit Committee held four meetings; the Compensation Committee held four meetings and took numerous actions by unanimous written consent in lieu of meetings; the Finance Committee held two meetings; the Nominating Committee held two meetings; and the Board of Directors held five meetings. No meetings of the Pension Benefit Committee were held during fiscal 1994. No incumbent director attended fewer than 75 percent of the aggregate number of board meetings and meetings of committees on which he or she served.

Director Compensation

In fiscal 1994, non-employee members of the Board of Directors were paid an annual retainer fee of $30,000, $20,000 of which was paid in cash and $10,000 of which was paid in shares of the Company's restricted Common Stock. In addition, non-employee directors may be compensated in varying annual amounts for participation on committees. Employee-directors of the Company do not receive any additional compensation from the Company for their service as a director. All members of the Executive Committee are employees of the Company. Members of the Audit Committee receive $8,000 (Chairman receives $12,000); Compensation Committee members receive $6,000 (Chairman receives $9,000); the non-employee members of the Finance Committee receive $6,000 (Chairman is an employee-director); and Nominating and Pension Benefit Committee members receive $4,000 (Chairman of each committee receives $6,000). In addition, non-employee directors are paid attendance fees of $1,000 for each meeting of the Board of Directors and $500 for committee meetings.

Under the Company's Non-Employee Director Stock Plan, each non-employee director is granted a non-qualified option to purchase 5,000 shares of the Company's Common Stock upon his or her initial election or appointment to the Board of Directors. Thereafter, each non-employee director receives an annual option grant for the purchase of 2,500 shares of the Company's Common Stock.

The Company also has a Deferred Compensation Plan for its directors. Participating directors may elect to defer all or a portion of their director fees that are paid in cash in an unfunded interest bearing account or in a BFI phantom stock account that earns dividend equivalents. A director may elect to receive cash distributions from his or her account either prior to or following termination of service.

Mr. Teeter is the President of Coldwater Corporation, a strategic planning and public affairs consulting firm. Since 1989, Coldwater Corporation has advised the Company with respect to strategic planning, policy development, public opinion analysis and public affairs, under an annual consulting agreement, at a fee of $50,000 per year. The Company considers the terms of the consulting agreement to be reasonable and to contain terms substantially similar to those the Company would have effected with an unrelated party.

As part of its corporate charitable giving program, the Company makes cash contributions directly to various charitable organizations, including organizations with which certain directors are affiliated. The Company does not consider these contributions to be compensation to the directors who are affiliated with such organizations. The Company's charitable giving program does not include any "director legacy" donations.


                     COMPENSATION COMMITTEE REPORT
                                 ON
                        EXECUTIVE COMPENSATION


The Compensation Committee of the Board of Directors of Browning-Ferris Industries, Inc. (the "Committee") is pleased to present its 1994 report on executive compensation. This Committee report documents the components of the Company's executive officer compensation program and describes the basis on which 1994 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Committee meets regularly and is comprised entirely of non-employee directors.

Compensation Philosophy and Overall Objectives of Executive
Compensation Programs

It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate financial performance and increases in stockholder value. The following objectives, which were previously adopted by the Committee, serve as the guiding principles of all compensation decisions:

- - Provide a competitive total compensation package that enables the Company to attract and retain key executives.

- - Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

- - Provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of stockholders.

The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The program for fiscal 1995 also has been designed so that the compensation paid to the executive officers of the Company meets the requirements to be deductible by the Company for federal income tax purposes.

Compensation Program Components

The Committee regularly reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. This entails an annual reevaluation of both the total compensation levels and the individual components, as weighted relative to one another, of the compensation program for executive officers, including base salary, annual incentives and stock awards. In determining competitive levels, the Committee obtains and utilizes information such as executive compensation surveys and comparative analyses of compensation data in proxy statements provided by the Company's human resources staff, outside compensation consultants and other sources. The Company's incentive plans are designed to link directly to financial performance measures; therefore, the actual value of an executive's compensation package will vary based on the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.

Base Salary -- It is the objective of the Committee to establish base salary levels for the Company's executive officers that are generally comparable to similar executive positions in companies of similar size and complexity as the Company. The Company obtains information on a large number of such other companies through published national executive compensation surveys. The Company focuses primarily on revenue size in those surveys and additional factors, such as asset size, number of employees and service industry classifications. Actual salaries are based on individual performance contributions relative to a competitive salary range, for each position, that the Committee considers to be reasonable and necessary. The competitive range generally includes the 50th percentile (median) through the 75th percentile of the market data. However, other factors, including background, experience and scope of accountability, can influence the determination of the appropriate salary level for an executive officer. The Committee approves all salary changes for the Company's officers, and bases individual salary changes on a combination of factors such as the performance of the executive, salary relative to the competitive market, the salary increase budget for the Company and recommendation of the Company's Chairman and Chief Executive Officer. In this regard, all named executive officers have employment agreements (see "Employment and Severance Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, pursuant to the agreements, base salaries may not be decreased. During fiscal 1994, all executive officers, except for one executive officer whose base salary is subject to an annual cost-of-living adjustment, received a grant of restricted Common Stock of the Company in lieu of any base salary adjustment. The value of this stock was equal to six percent of the executive officer's base salary at time of grant. The restricted stock may not be sold, transferred, pledged or assigned for a two-year period from the date of grant. In addition, two executive officers received a market-based salary adjustment to recognize expanded responsibilities and increased proficiency, and to ensure competitive salary treatment.

Annual Incentive Compensation -- The Company's officers are eligible to participate in an annual incentive plan with awards based primarily on the attainment of certain earnings per share goals, subject to a return on assets threshold. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives and operating results that the Committee believes are primary determinants of share price over time. In particular, the plan aims to focus corporate behavior on consistent and steady earnings growth as measured by return on assets and earnings per share. Messrs. Ruckelshaus', Ranck's and Myers' incentive objectives are based 100% on the Company's financial performance, although Mr. Ruckelshaus' employment agreement provides for an annual cash incentive of not less than 25% of his base salary. In addition to the Company's overall financial performance, each of the other executive officers has specific individual performance objectives which include both qualitative and quantitative criteria focused on the priorities within their areas of functional accountability. These objectives support the Company's overall business strategies and have been determined to be drivers of corporate performance. Individual objectives represent no more than 20% of the incentive award for executive officers and are specific to strategic direction and management of Company growth, stakeholder matters and subsidiary financial performance.

Targeted awards for executive officers of the Company under the plan represent the 50th percentile of the targeted awards reported for the executive positions of companies of similar size and complexity as the Company, as obtained from the same executive compensation surveys noted above. In determining these targeted levels, the comparison was based on an analysis of total cash compensation paid as well as the reported target award levels as a percentage of base salary. Actual awards are proportionately decreased or increased on the basis of the Company's and executive's performance, with the maximum award available being two times the target incentive. All financial goals and performance measures are established by the Committee at the beginning of the fiscal year. For fiscal 1994, a nineteen percent growth in earnings over fiscal 1993 was established as the performance level required for payout of target incentive awards. Actual fiscal 1994 performance resulted in 108.3% of the target incentive attributable to financial performance being approved by the Committee for payment to executive officers. The Committee elected to distribute 10% of each executive officer's fiscal 1994 annual award in the form of restricted Common Stock of the Company with a premium of 25% additional shares to further emphasize executive ownership of the Company's Common Stock.

Stock Incentive Plan -- The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executives will be closely aligned. Therefore, executives are eligible for two types of stock-based awards. As noted above, in fiscal 1994, executives were granted shares of restricted Common Stock of the Company in lieu of both annual salary adjustments and in payment of a portion of annual incentive awards. Stock granted for this purpose is restricted for a two-year period during which the shares are forfeitable and the executive cannot sell, transfer, pledge or assign ownership. Secondly, executives are eligible to receive stock options giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. As with other components of executive compensation, the Committee establishes a competitive range of annualized long-term incentive award values based on the executive's pay level, position and compensation mix, as compared to companies of similar size and complexity, as reflected in the same executive surveys noted above. The Committee's competitive range does not exceed the 50th percentile of the survey data. The annualized award range is then converted to actual numbers of stock options with the value of such options estimated by using the Black-Scholes option valuation model. This option valuation model is based upon assumptions related to stock price volatility, interest rates and dividend yield. The actual number of options granted relative to the range is based upon the executive's contributions and performance. Additionally, from time to time, special circumstances (i.e., significant changes in position or responsibilities, etc.) may be considered in making an option award, and there have been instances, in prior year grants, of exceptions to the normal range, where the Committee deemed it appropriate. Options granted in fiscal 1994 to executive officers generally fell within the Committee's competitive range. Options granted in fiscal 1994 have terms of ten years, become exercisable, subject to certain exceptions, in annual increments of 25% beginning one year after the date of grant, and have an option price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. No stock options granted from the current plans have been repriced, nor will the Committee consider option repricing in the future.

Executive Stock Ownership Guidelines

During fiscal 1994, the Committee established stock ownership guidelines that are designed to encourage the accumulation and retention of BFI Common Stock by Company executives. The guidelines suggests that by the end of calendar year 1998 each executive officer hold a minimum value of three times base salary in the Company's Common Stock.

Eligible shares include stock held as a stockholder of record, in a brokerage account, restricted shares, stock acquired through the Company's Stock Ownership and Savings [401(k)] Plan, and any deferred compensation in the form of phantom share units. A variety of mechanisms have been developed to provide opportunities for executives to enhance stock ownership over an extended period of time.

Discussion of 1994 Compensation for the Chairman and Chief
Executive Officer

In considering the compensation for the Chairman and Chief Executive Officer for fiscal 1994, the Committee has reviewed his existing compensation arrangements and both Company and individual performance. The 1988 employment agreement between the Company and Mr. Ruckelshaus was structured to provide him with a fully competitive base salary and annual incentive opportunity and a front-loaded grant of stock options. The Committee has made the following determinations regarding Mr. Ruckelshaus' compensation:

- - Base salary of $850,000 remained unchanged from 1993. In lieu of any salary adjustment, Mr. Ruckelshaus was granted 1,755 shares of restricted Common Stock of the Company which approximated six percent of his base salary. These shares are restricted for two years from the date of grant.

- - Based on the financial performance of the Company for fiscal 1994, the Committee approved the computed annual incentive award of $460,275, $414,355 of which was deferred at the election of Mr. Ruckelshaus (see "Deferral Agreement") and the remainder of which was paid in shares of restricted Common Stock of the Company as noted below. This represents an incentive award equal to approximately 108% of the target established for Mr. Ruckelshaus at the beginning of the fiscal year. The Company's earnings per share performance in fiscal 1994 of $1.52, before extraordinary item, exceeded the earnings per share performance goal. The Committee elected to distribute 10% of the fiscal 1994 annual award in the form of restricted Common Stock of the Company with a premium of 25% additional shares to further emphasize executive ownership of the Company's stock. These shares are restricted for two years from the date of grant.

- - In view of Mr. Ruckelshaus' total options granted previously, no additional stock options were granted in fiscal 1994.

Summary -- After its review of all existing components, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company compares. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performances, yielding awards that are directly linked to the annual financial and operational results of the Company. The Committee also believes that the stock-based programs provide opportunities to participants that are consistent with the returns that are generated on behalf of the stockholders.

             Compensation Committee of the Board of Directors

                       Gerald Grinstein, Chairman
                            William T. Butler
                           Marina v.N. Whitman

Performance Graph

The following performance graph compares the performance of the Company's Common Stock to the S & P 500 Index and to the Dow Jones Pollution Control Index (which includes the Company, Chambers Development Co., Inc.
(Class A), Ogden Projects, Inc., Rollins Environmental Services, Inc. and WMX Technologies, Inc.) for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1989 and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE RETURN


160   ____________________________________________________________
140   ____________________________________________________________
120   ____________________________________________________________
100   ____________________________________________________________
 80   ____________________________________________________________
 60   ____________________________________________________________
 40   ____________________________________________________________
 20   ____________________________________________________________
  0   ____________________________________________________________

   1989        1990        1991        1992        1993       1994

- - -  BFI
- - -  S&P 500 Index
- - -  Dow Jones Pollution Control Index


                                       September 30,
                            1989  1990  1991  1992  1993  1994

BFI                          100    76    50    62    62    87
S & P 500 Index              100    91   119   132   149   155
Dow Jones Pollution
Control Index                100    93    97    95    84    87


Executive Compensation

The following table sets forth certain information with respect to the compensation of the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "named executive officers") for the fiscal year ended September 30, 1994:


                           SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
           ANNUAL COMPENSATION                    COMPENSATION
 -----------------------------------------------------------------------------
 (a)          (b)    (c)       (d)      (e)      (f)        (g)        (h)


                                                            Securi-
                                                            ties
                                        Other               Under-
                                        Annual   Re-        lying    All
Name and                                Compen-  stricted   Stock    Other
Principal                               sation   Stock      Options  Compen-
Position     Year  Salary    Bonus (1)  (3)(4)   Awards (5) (Shares) sation(3)
- ---------    ----  ------   ----------  -------  ---------- -------- ----------
William D.   1994 $850,000   $414,355   $1,494    $106,721      0    $ 4,620
Ruckelshaus  1993  828,000    297,500    1,807        0      20,000    4,497
Chairman of  1992  806,000          0(2)   0          0      80,000    4,364
the Board
and Chief
Executive
Officer

Bruce E.     1994  485,000    243,758      0        62,830   55,000    4,620
Ranck        1993  425,500    190,000      0          0      50,000    4,497
President    1992  371,000       0         0          0     210,000    4,364
and Chief
Operating
Officer

Norman A.    1994  475,000    231,565     0         59,601   50,000    2,976
Myers Vice   1993  467,000    177,650     0           0      45,000    4,497
Chairman     1992  459,800       0        0           0      45,000    5,269
and Chief
Marketing
Officer

Louis A.     1994  365,115    172,171     0         23,056   44,400  176,998(9)
Waters       1993  348,900    148,952     0           0     145,000  179,723(9)
Chairman     1992  341,500       0        0           0      67,500  168,938(9)
and
President
of BFI
Inter-
national,
Inc.

Jeffrey E.   1994  281,250    118,206     0         33,926   25,000    3,003
Curtiss      1993  256,250     78,000     0           0      25,000    2,773
Senior       1992  187,500(6) 112,500(7) 160,988(8)   0      50,000     0
Vice
President
and Chief
Financial
Officer

(1) The bonus amount for fiscal 1994 reflects the cash portion paid to or deferred by the officer; the remaining 10% of the officer's incentive compensation award was paid in restricted shares of the Company's Common Stock (see note (5) below for details regarding the terms of the restricted shares).

(2) Mr. Ruckelshaus waived receipt of his guaranteed incentive compensation for fiscal 1992.

(3) The Other Annual Compensation amount for Mr. Ruckelshaus for fiscal years 1994 and 1993 represents the above-market interest rate on his deferred compensation that exceeds 120% of the applicable federal long-term rate. See "Deferral Agreement" hereinafter for a discussion of Mr. Ruckelshaus' Deferral Agreement. The All Other Compensation column includes the amount of the Company's match for each named executive officer under the BFI Employee Stock Ownership and Savings Plan.

(4) Includes perquisites and other personal benefits, unless the aggregate amount of such compensation does not exceed either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(5) On June 1, 1994, the Company's officers, except for Mr. Waters, were granted a total of 9,660 restricted shares of the Company's Common Stock based upon 6% of the officer's July 1, 1994 base salary, divided by the average market value of the Company's Common Stock on the date of grant. On December 6, 1994, the Company's officers, including Mr. Waters, were granted a total of 10,680 restricted shares of the Company's Common Stock based upon 10% of the officer's fiscal 1994 incentive compensation award with an additional 25% stock premium. These shares are restricted for a two-year period, during which time the officers cannot sell, transfer, pledge or assign them, but as the registered holders of these shares, the officers can vote the shares and receive any dividends. At the end of the two-year restricted period, taxable income will be recognized in an amount equal to the fair market value of the shares on that date. The value of the restricted shares as reflected in the table is based on the closing price of the Company's Common Stock on the dates of each grant. The number and value, respectively, of the restricted shares as of September 30, 1994 for each named executive officer were as follows: Ruckelshaus: 3,805 shares, $120,809; Ranck: 2,240 shares, $71,120; Myers: 2,125 shares, $67,469; Waters: 850 shares, $26,988;
     and Curtiss:  1,205 shares, $38,259.

(6) Consists of nine months of base salary for Mr. Curtiss, who was elected Senior Vice President and Chief Financial Officer effective January 6, 1992; he was not employed by the Company prior to that time.

(7) Consists of a reporting bonus of $60,000 and a guaranteed incentive compensation payment of $52,500 to Mr. Curtiss pursuant to his employment agreement.

(8) Includes payments to Mr. Curtiss for moving expenses and tax gross-ups made in connection with his relocation to Houston, Texas and relating to a loss-on-sale of a home, including tax gross-ups, made in connection with the sale of his previous home in Dallas, Texas.

(9) Includes $172,378, $175,226 and $161,880 in retirement pay for fiscal years 1994, 1993 and 1992, respectively, earned for 20 years of service prior to his current position as Chairman and President of BFI International, Inc. Mr. Waters, as beneficiary, receives trust payments paid in accordance with a trust agreement. See "Employment and Severance Agreements" herein for a discussion of Mr. Waters' trust agreement.

Stock Options Granted in Last Fiscal Year

The following table sets forth certain information concerning stock options granted to the named executive officers in the last fiscal year:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                 Grant
                     Individual Grants                         Date Value
- ------------------------------------------------------------------------------
(a)            (b)         (c)         (d)        (e)              (f)


                         Percentage
             Number of    of Total                               Grant Date
             Securities   Options                                  Present
             Underlying  Granted to                              Value Based
              Options    Employees     Exercise                    on Black-
              Granted    in Fiscal       Price      Expiration      Scholes
Name         (Shares)(1)   1994       (Per Share)     Date        Model (2)
- -----------  ----------- -----------  -----------  ----------    ------------

William D.
Ruckelshaus         0       N/A            N/A          N/A           N/A

Bruce E.
Ranck          55,000       3.2%        $25.44       12/06/2003    $454,300

Norman A.
Myers          50,000       2.9%         25.44       12/06/2003     413,000

Louis A.
Waters         44,400       2.6%         25.44       12/06/2003     366,800

Jeffrey E.
Curtiss        25,000       1.5%         25.44       12/06/2003     206,500

- ---------------------

(1) All options were granted on December 7, 1993 under the Company's 1993 Stock Incentive Plan. Twenty-five percent of such options became exercisable on December 7, 1994 and, subject to certain acceleration provisions, 25% will become exercisable each year thereafter on a cumulative basis.

(2) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of BFI Common Stock to be $8.26 per option share, as adjusted for vesting schedule. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of .306 based on the prior three years of month-end closing stock prices of BFI Common Stock, (b) a risk-free rate of return of 6.10%, which approximates the 10-year Treasury bond rate, (c) BFI
     Common Stock dividend yield of 2.87%, and (d) a ten-year period from time of grant until exercise.


Stock Options Exercised in Last Fiscal Year

The following table sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at September 30, 1994 for each of the named executive officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND SEPTEMBER 30, 1994 OPTION VALUES


(a)            (b)         (c)           (d)                 (e)

                                        Number
                                    of Securities
                                 Underlying Unexer-        Value of
                                   cised Options at   Unexercised In-The-
                                  September 30, 1994    Money Options at
                                      (Shares)        September 30, 1994(1)

                                --------------------------------------------

               Shares
              Acquired
                 on       Value   Exer-      Unexer-   Exer-      Unexer-
Name          Exercise  Realized  cisable    cisable   cisable    cisable
- -----         --------  --------  -------    -------   --------   --------

William D.
Ruckelshaus    46,587   $663,981  1,083,413   15,000  $5,758,000  $  107,000

Bruce E.
Ranck          30,160    528,641    391,900   92,500   3,458,700     624,900

Norman A.
Myers               0       0       221,450   83,750   1,424,700     565,600

Louis A.
Waters              0       0       171,250  153,150   1,592,300   1,064,000

Jeffrey E.
Curtiss             0       0        41,250   58,750     382,500     456,500


- -----------------------------
(1) Computed based upon the difference between aggregate fair market value and aggregate exercise price.

Employment and Severance Agreements

William D. Ruckelshaus, Chairman of the Board and Chief Executive Officer of the Company, has an employment agreement with the Company. Mr. Ruckelshaus' agreement provides for a continuously renewing five-year term until he reaches age 65, and continues year to year thereafter until terminated by the Company or Mr. Ruckelshaus. The agreement also provides for (i) the payment of a minimum annual base salary, currently in the amount of $850,000;
(ii) an annual cash incentive bonus of not less than 25% of base salary, payable on a date elected by Mr. Ruckelshaus and such additional cash bonus as the Compensation Committee may determine; and (iii) participation in all Company benefit plans and programs. Mr. Ruckelshaus also has the right to elect part-time status for periods decreasing from four years through age 65 to one year at age 68.

Bruce E. Ranck and Norman A. Myers are each parties to employment agreements with the Company. Their agreements provide for continuously renewing five-year terms until age 65, and continuing year to year thereafter until terminated by the Company or the employee. The agreements also provide for the payment of minimum annual base salaries and for participation by the employee in all Company benefit plans and programs. The current annual salary for Messrs. Ranck and Myers is $500,000 and $475,000, respectively.

The employment agreements include provisions governing part-time status, termination and change of control. If the Company should terminate an agreement other than for cause (as defined in the agreements), or the Company breaches the agreement, or the employee is not elected and serving in his current capacity for the Company, or the employee's duties or responsibilities are materially changed or diminished (without his consent) from his current duties, the agreement may be terminated by either party on a date up to five years after notice of termination is given. During that ensuing period, the employee would continue his employment on a part-time basis and be available to consult with the Company. Generally, the employee's compensation while on part-time status would be 75 percent of the average of the employee's compensation (including salary and bonus) for the two highest of the three years prior to the employee going on part-time status. In the event that Messrs. Ruckelshaus, Ranck and Myers were terminated without cause during 1995 or if the employee terminated the agreement because of a breach by the Company, the annual compensation on part-time status would be approximately $900,300, $516,200 and $508,200, respectively, subject to an annual cost-of-living adjustment. A part-time status employee would continue to participate in the Company's benefit plans and programs. The agreement with each employee also provides that he may elect part-time status upon attaining the age of 62, at reduced annual compensation, subject to an annual cost-of-living adjustment, but without any participation in the Company's incentive compensation plan.

In the event of a change of control of the Company, the employee may elect to receive a lump sum payment equal to three times the employee's average annualized base compensation includable in gross income over the five taxable years preceding the tax year in which the change of control occurs. If a change of control were to occur during 1995 and the election to take the change of control payment were made by Messrs. Ruckelshaus, Ranck and Myers, they would receive approximately $3,011,800, $2,202,600 and $2,168,100, respectively. The election by the employee to take the change of control payment would be in lieu of other benefits and rights under such employee's agreement, except, generally, amounts payable under pension, insurance and similar plans, reimbursement for legal and other advisory expenses and certain stock option and indemnification rights.

Louis A. Waters has an employment agreement that provides for a continuously renewing five-year term until terminated by either the Company or the employee, and a current base salary of $373,515, subject to an annual cost-of-living adjustment. The agreement also has a change of control payment provision. If a change of control were to occur during 1995 and the election to take the change of control payment were made, Mr. Waters would receive approximately $1,650,800. After twenty years of service, Mr. Waters began to receive a monthly retirement benefit on February 1, 1989, which will be reduced in the future by any payments that Mr. Waters receives pursuant to the Company's retirement plan. His current monthly retirement benefit payment is approximately $14,365. This retirement benefit payment is provided by a trust of which Mr. Waters is the beneficiary. The Company provides annual funding ($161,774 in fiscal 1994) in an amount actuarially determined to provide Mr. Waters' retirement benefits. For fiscal 1994, the Company made an accrual of $252,000 for Mr. Waters' future retirement benefits. The trust agreement also contains provisions which require the trustee to make an immediate distribution of the trust assets if a change of control occurs, which would reduce any remaining obligations of the Company to provide such benefits to Mr. Waters.

Jeffrey E. Curtiss has an employment agreement with the Company, which has a continuously renewing three-year term until age 65, unless sooner terminated by the Company or Mr. Curtiss. The agreement provides for the payment of a minimum annual base salary (currently $300,000) and for participation by him in all Company benefit plans and programs. The employment agreement includes provisions governing inactive status, termination and change in control. If the Company should terminate his agreement other than for cause (as defined in the agreement), the termination would be effective on the third anniversary of the date of notice of termination (or, if sooner, when he reaches age 65), and he would go on inactive status on the date of such notice. His compensation while on inactive status would be 75% of the base salary that he was earning prior to such notice and he would continue to participate in the Company's benefit programs. In the event of a change in control of the Company and if he has not been placed on inactive status by the Company or terminated for cause, then he may elect (within twelve months after the date of the change in control) to receive a lump sum payment equal to three times his base amount (as defined by federal tax law). If a change in control were to occur during 1995 and he elected to take the change in control payment, he would receive approximately $1,259,100.
Such lump sum payment would terminate all of his rights under the agreement.

Retirement and Restoration Plans

In 1994, the Company amended and restated its defined-benefit retirement plan (the "Plan"). The Plan covers all employees of the Company located in the United States, except certain employees subject to collective bargaining agreements and certain other employees covered by other plans not made a part of the Plan.

Generally, the Plan provides that, on December 31 of each year, account balances established for each eligible employee are credited in an amount equal to 4.5% of the salary and bonus received by such employee during the period beginning January 1 and ending December 31 of that year. Currently, the balance in each employee's account earns interest at a rate of 6% per year, subject to adjustment by the Company's Benefits Administration Committee, comprised of six officers of the Company. Any adjustment must be made prior to January 1 of each year, however, interest earned on account balances can not be reduced below 4% or increased above 12%. The normal retirement age under the Plan is 65 with an early retirement option at age 55. Benefits under the Plan vest after ten years of vesting service.

The estimated annual benefits payable at age 65 (as a single life annuity) for each named executive officer are as follows: Mr.
Ruckelshaus, $84,000; Mr. Ranck, $464,000; Mr. Myers, $380,000; Mr.
Waters, $316,000; and Mr. Curtiss, $113,000.

Currently, the Internal Revenue Code limits the pension from the Plan to $120,000 and limits the pay used to calculate pensions to $150,000; these amounts are indexed annually to the changes in Social Security benefits. If the pension to any person would be limited by Sections 415 or 401(A)(17) of the Internal Revenue Code, such amounts otherwise payable to the Plan participant pursuant to the Plan would be paid directly to such participant by the Company in full, pursuant to the provisions of either of the BFI Benefit Restoration Plan or the BFI Cash Balance Benefit Restoration Plan. The purpose of such restoration plans is to pay all participants in the plans the full retirement benefit otherwise payable to them but for the benefit limitations imposed by Section 415 and the pay limitation imposed by Section 401(A)(17) of the Internal Revenue Code.

Deferral Agreement

William D. Ruckelshaus, Chairman of the Board and Chief Executive Officer of the Company, entered into a Deferral Agreement with the Company on December 28, 1988. The Deferral Agreement for Mr. Ruckelshaus provides for the deferred payout of a portion of his salary and incentive compensation, as elected periodically in advance by Mr. Ruckelshaus. The Company established a bookkeeping account (the "Account") evidencing the amount of the Company's obligation to Mr. Ruckelshaus under the Deferral Agreement. The Account is credited with long-term market rates of interest. Each deferred payout from the Account will be made at the date selected by Mr. Ruckelshaus at the time he elects each deferral. See
"Employment and Severance Agreements" for further information concerning Mr. Ruckelshaus' compensation arrangements with the Company. All amounts deferred for Mr. Ruckelshaus for fiscal 1994 have been reflected in the Summary Compensation Table.

Certain Transactions

Ulrich Otto

In February 1994, the Company acquired from Otto Holding International B.V. ("Otto Holding") 50% of the outstanding stock of Otto Entsorgungsdienstleistung GmbH ("Otto Waste Services"), a company engaged in the solid waste services business in Germany. Mr. Otto and members of his family indirectly own 100% of Otto Holding. Mr. Otto, a director of the Company, serves as Managing Director of Otto Waste Services and as President of Otto Holding. The Company acquired its interest in Otto Waste Services from Otto Holding for approximately $400 million, consisting of 3,928,075 shares of the Company's Common Stock valued at $117.4 million and the remainder in Deutsche Mark.
Mr. Otto was elected to the Board of Directors of the Company in March 1994. The purchase price for the Company's 50% interest in Otto Waste Services was the result of arm's-length negotiations and was approved by the Company's Board of Directors.

The Company and Otto Holding are parties to a supply agreement pursuant to which Otto Holding, its subsidiaries and affiliates ("OHI Group") have agreed to supply the Company with its requirements for certain types of containers and to supply certain other equipment. All purchases by the Company are subject to the condition that the products supplied by the OHI Group satisfy certain requirements including competitive pricing, quality, specifications, freight costs and term of delivery.

In fiscal 1994, the Company, primarily through its ownership interest in Otto Waste Services, has engaged in various transactions with the OHI Group. The OHI Group leased containers and equipment and provided certain administrative services to Otto Waste Services. Charges for these services were approximately $3.5 million during fiscal 1994. The Company, including Otto Waste Services, also purchased or entered into capital leases for approximately $25.4 million of containers from the OHI Group during fiscal 1994. The transactions between the Company, including Otto Waste Services, and the OHI Group have been undertaken in the ordinary course of business, are at prices that the Company believes are competitive and on terms that are substantially similar to those that would have been effected with an unrelated party.

In July 1994, the Company provided Otto Waste Services a short-term loan in the amount of approximately DM 27.2 million (approximately U.S. $17.53 million when converted at January 3, 1995 rates of exchange) for the purpose of acquisitions. In December 1994, the Company provided Otto Waste Services an additional short-term loan in the amount of approximately DM 18.2 million (approximately U.S. $11.4 million when converted at January 3, 1995 rates of exchange) for purposes of acquisitions. Both loans mature on March 31, 1995 and provide for a current rate of interest of 6.35%, payable at maturity. The Company believes the terms of the loans are substantially similar to terms the Company would have effected with an unrelated third party.

Louis A. Waters

See discussion under "Employment and Severance Agreements" for information concerning the trust established and funded by the Company in order to provide the retirement benefits that Mr. Waters is entitled to receive pursuant to the terms of his prior employment agreement with the Company.

Wassermann/Katz

Wassermann/Katz is a management consulting firm located in Ellicott City and Potomac, Maryland. Craig W. Wassermann, Ph.D., the managing partner of the firm, is the brother-in-law of Bruce E. Ranck, BFI's President, Chief Operating Officer and a director. During fiscal 1994, Wassermann/Katz provided management consulting services to the Company, and was paid $210,427 for such services, in addition to reimbursement for expenses. Such services will continue in fiscal 1995. The Company believes that these services have been provided on terms substantially similar to those the Company would have effected with an unrelated party.

     PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending September 30, 1995. This appointment was made subject to the approval of the Company's stockholders. Accordingly, the following resolution will be offered at the Meeting:

     "RESOLVED, that the appointment by the Board of Directors of Browning-Ferris Industries, Inc. of Arthur Andersen LLP as the auditors of the Company and its subsidiary companies for the fiscal year ending September 30, 1995, is hereby approved."

Arthur Andersen LLP has been serving the Company in this capacity since 1973 and has advised the Company that it will have in attendance at the Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Meeting.

              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis.

                            OTHER MATTERS

Management of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the Meeting, except those set forth in the foregoing Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                           STOCKHOLDER PROPOSALS FOR
                              1996 ANNUAL MEETING

Any stockholder who wishes to submit a proposal to be presented at the 1996 Annual Meeting of Stockholders must deliver such proposal to the Secretary of the Company. The proposal must be received at the Company's executive offices (757 N. Eldridge, Houston, Texas 77079) no later than September 25, 1995 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                               COST OF SOLICITATION

This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Company may solicit the return of proxies by telephone, telegram or personal interviews. In addition, the Company has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $10,000 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.

                                  By Order of the
                                Board of Directors,


                                 Gerald K. Burger
                           Vice President and Secretary


Houston, Texas
January 23, 1995.